Exhibit 23.1
CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation by reference in this registration statement on Form S-8 of our reports dated January 23, 2002, included in the R.R. Donnelley & Sons Company’s Form 10-K for the year ended December 31, 2001, and to all references to our Firm included in this registration statement on Form S-8.

/s/ Arthur Andersen LLP
Arthur Andersen LLP

Chicago, Illinois
February 22, 2002